SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this "Release") is made and entered into by and between NUTRISYSTEM, INC., a Delaware corporation (together with its successors and assigns, "NutriSystem"), and JOSEPH M. REDLING ("Executive"), in connection with the termination of Executive's employment under the Employment Agreement between NutriSystem and Executive dated as of August 6, 2007, as amended through July 20, 2011 (the "Employment Agreement") and under the letter agreement between Executive and NutriSystem dated April 4, 2012, as amended through November 1, 2012 (the "Letter Agreement"). NutriSystem and Executive may each be referred to herein individually as a "Party" and collectively as the "Parties."

    Separation from Service. The Parties acknowledge and agree that Executive's employment with NutriSystem ceased on November 9, 2012 (the "Termination Date"), that pursuant to the terms of the Letter Agreement he is deemed to have resigned from NutriSystem's Board of Directors effective on the Termination Date and that his service with or on behalf of NutriSystem or any of its affiliates in all other capacities ceased on the Termination Date. The termination of Executive's employment shall be treated as a termination without "cause" (or its equivalents) for purposes of any plan, program, agreement or arrangement of the Company or any of its affiliates (collectively, "Company Arrangements").
    Consideration.
      In consideration for Executive's execution of this Release:
        On or before the 30th day following the Termination Date, NutriSystem will pay $2,025,500 to Executive in a cash lump sum.
        For the 12 month period immediately following the Termination Date, NutriSystem will waive the applicable premium otherwise payable for COBRA continuation coverage for Executive, his spouse and eligible dependents, in each case to the extent such premium exceeds the monthly cost paid by Executive for group health coverage immediately prior to the Termination Date.
      Executive acknowledges that in the absence of his execution of this Release, the payment, rights and benefits specified above would not otherwise be due to him.
    Treatment of Outstanding Equity Awards.
      In connection with Executive's separation of employment:
        All 132,075 of Executive's otherwise unvested shares of restricted stock have become vested and nonforfeitable.
        The stock option granted to Executive on July 20, 2011 with respect to 250,000 shares of NutriSystem common stock has become fully vested and fully exercisable, and will remain exercisable to the extent provided in the applicable award agreement.
        In respect of that certain Performance-Based Restricted Stock Unit Grant dated as of March 30, 2010, 22,222 shares of NutriSystem common stock will be distributed to Executive within thirty (30) days following the earlier to occur of March 1, 2013 or the Change of Control Date (as defined therein).
        In respect of that certain Performance-Based Restricted Stock Unit Grant dated as of September 22, 2010 and granted in respect of the 2012 Performance Period (as defined therein), 29,630 performance-based restricted stock units will remain outstanding (after application of the pro-ration provisions set forth in Section 3(b) of the applicable award agreement) and may be earned, and become convertible into shares of NutriSystem common stock, to the extent provided under Sections 3(a), 3(b) and 4 of the applicable award agreement.
      Other than as set forth above and other than awards that have previously been fully settled, Executive acknowledges he has no right or interest in any equity-based incentive award issued to him by NutriSystem.
    Executive Release.
      Executive, on behalf of himself, his heirs, executors, administrators and legal representatives (collectively, the "Executive Parties"), irrevocably and unconditionally releases, waives, and forever discharges NutriSystem and each of its subsidiaries, affiliates, directors, officers, employees, consultants, and representatives, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them (collectively, the "NutriSystem Released Parties"), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity (collectively, "Claims") that arise out of or relate to Executive's employment with NutriSystem, the termination of such employment or (only with respect to NutriSystem, its subsidiaries and affiliates and their directors and officers) any other matter, cause or thing whatsoever, that Executive may have, may have had, or may hereafter have, including any Claims based on Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; the Pennsylvania Human Relations Act; any common law, public policy, contract (whether oral or written, express or implied) or tort law; and any other local, state, federal or foreign law, regulation or ordinance, in each case from the beginning of time and up to and including the date that Executive executes and delivers this Release.
      Notwithstanding the foregoing, the release granted under Section 4(a) specifically excludes:
        unemployment benefits pursuant to the terms of applicable state law;
        Executive's right to payment of base salary for the payroll period that includes the Termination Date, to the extent not previously paid;
        Executive's right to reimbursement in accordance with NutriSystem policies for reasonable business expenses incurred on or prior to the Termination Date and not previously reimbursed;
        Executive's rights under Appendix A of the Employment Agreement (regarding excise taxes under Section 4999);
        rights that Executive has as a holder of securities of NutriSystem;
        the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;
        any rights of Executive that arise under any Company Arrangement (provided that, except as otherwise specified in Section 3(a), this Release does release and discharge all of Executive's rights under the Letter Agreement, under Sections 1 through 13 of the Employment Agreement and under all equity-based incentive award agreements and arrangements);
        any rights of Executive for indemnification and/or advancement of expenses under the Bylaws or Certificate of Incorporation of NutriSystem, each as amended to date;
        any rights of Executive under directors and officers insurance policies maintained by NutriSystem;
        any Claim based on criminal misconduct or on willful gross misconduct; and
        any act or omission occurring after the date Executive executes and delivers this Release.
      In addition to the foregoing, nothing in this Release shall prevent or prohibit Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because he is waiving and releasing all claims "for monetary damages and any other form of personal relief," Executive may only seek and receive non-personal forms of relief through any such claim.
      Executive represents and warrants that he has not assigned any Claim released hereunder and agrees not to file a lawsuit asserting any Claim released hereunder.
      Executive agrees to promptly indemnify and hold each of the NutriSystem Released Parties harmless from any liability, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 4 but is nonetheless brought by any Executive Party against any NutriSystem Released Party (including any attorney's fees or other charges incurred in defense of any such Claim).
    NutriSystem Release.
      NutriSystem, on its own behalf and on behalf of each of the other NutriSystem Released Parties, hereby releases the Executive Parties from any and all Claims that arise out of or relate to Executive's employment with NutriSystem, the termination of such employment or any other matter, cause or thing whatsoever, that the NutriSystem Released Parties have, may have had, or may hereafter have, against the Executive Parties based in whole or in part on facts existing prior to the date that NutriSystem has executed, and delivered, this Release.
      Notwithstanding the foregoing, the release granted under Section 5(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any rights of NutriSystem or any of its affiliates, and any obligations of Executive, under that certain Nondisclosure and Noncompete Agreement for Management Employees with NutriSystem dated September 4, 2007 and that certain Non-Disclosure/Non-Compete Agreement for Employees with NutriSystem dated September 6, 2007 (collectively, the "Restrictive Covenant Obligations"); (iii) any Claim based on criminal misconduct or on willful gross misconduct; and (iv) any act or omission occurring after the date that NutriSystem has executed, and delivered, this Release.
      NutriSystem represents and warrants that it has not assigned any Claim released hereunder and agrees not to file a lawsuit asserting any Claim released hereunder.
      NutriSystem agrees to promptly indemnify and hold each of the Executive Parties harmless from any liability, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 5 but is nonetheless brought by any NutriSystem Released Party against any Executive Party (including any attorney fees or other charges incurred in defending any such Claim).
    No Admission of Liability.
      Executive understands and agrees that this Release shall not in any way be construed as an admission by NutriSystem of any unlawful or wrongful acts whatsoever against Executive or any other person. NutriSystem specifically disclaims any liability to, or wrongful acts against, Executive or any other person.
      NutriSystem understands and agrees that this Release shall not in any way be construed as an admission by Executive of any unlawful or wrongful acts whatsoever against NutriSystem or any other person or entity. Executive specifically disclaims any liability to, or wrongful acts against, NutriSystem or any other person or entity.
    Revocation Period. Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to NutriSystem at the address specified in Section 13(c).
    Non-Disparagement. NutriSystem will cause its directors, executive officers and authorized spokespersons to refrain from disparaging Executive or otherwise taking actions that could reasonably be expected to harm his professional or personal reputation. Similarly, the Executive Parties will refrain from disparaging or otherwise taking actions that could reasonably be expected to harm the professional or personal reputation of NutriSystem or any of its subsidiaries or affiliates, or any of their directors, officers or employees. However, nothing in this Section 8 or elsewhere will prevent any person from testifying truthfully in any judicial, administrative or regulatory proceeding.
    Cooperation. Executive agrees, on reasonable request, to cooperate reasonably with NutriSystem, its affiliates and their counsel in connection with any matter relating to his service to NutriSystem (including legal claims, investigations, regulatory matters and other proceedings), including the arbitration claim filed against NutriSystem by Maxx Sports & Entertainment, LLC relating to NutriSystem's termination of Lawrence Taylor as a spokesperson for NutriSystem. Executive's reasonable cooperation in connection with such matters shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of NutriSystem. Executive will render such cooperation in a timely manner on reasonable notice from NutriSystem, provided that NutriSystem will attempt to schedule and limit the need for Executive's cooperation so as not to unduly interfere with his personal and other professional obligations. Executive understands that in any legal action, investigation or regulatory proceeding, NutriSystem expects him to provide only accurate and truthful information or testimony. NutriSystem shall reimburse Executive within 30 days for all expenses, including travel expenses and attorney's fees, that he reasonably incurs in connection with this Section 9 (subject to presentation of suitable invoices).
    Restrictive Covenant Obligations. Executive acknowledges and agrees that the Restrictive Covenant Obligations remain reasonable and necessary to protect NutriSystem's legitimate business interests, that he received adequate consideration to enter into the Restrictive Covenant Obligations, that the Restrictive Covenant Obligations continue in full-force and effect and that he will continue to comply with the Restrictive Covenant Obligations.
    Resolution of Disputes.
      All disputes, controversies and claims arising in connection with this Release (each, a "Dispute") that are not settled by agreement between the Parties shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect from time to time. A single arbitrator shall be appointed by agreement between the Parties or, failing such agreement, by the AAA. The arbitration proceedings shall be held in Philadelphia, Pennsylvania. The arbitrator shall be bound by and strictly enforce the terms of this Release and may not limit, expand, or otherwise modify the terms of this Release. The arbitrator shall not have the power to award damages in connection with any Dispute in excess of actual compensatory damages or to award punitive damages. The award of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney's fees) of the prevailing Party, and the arbitrator's fees, shall be borne and paid by the Party that the arbitrator determines is the non-prevailing Party.
      Notwithstanding anything to the contrary set forth herein, either Party will have the right to seek temporary injunctive relief or the ordering of specific performance in a court of competent jurisdiction as may be available to such Party under applicable law with respect to any matters arising out of the other Party's breach or threatened breach of such other Party's obligations under this Release.
    Return of Company Property. Executive represents and warrants that (a) he has returned to NutriSystem all property belonging to it or its affiliates, including keys, passcards, credit cards, computers, software, computer files, marketing and sales materials, and any other record, document or piece of equipment in his possession or control, and (b) he has not retained copies of any property of NutriSystem or its affiliates, including any electronic copies. Nothing in this Release or elsewhere shall prohibit or restrict Executive from (i) retaining appropriate documentation relating to his personal entitlements and obligations, and a copy of his rolodex and its electronic equivalents; (ii) making truthful statements, and disclosing documents and information (A) when required by law, court order, subpoena or the like, or (B) in any proceeding to enforce this Release; (iii) disclosing his post-employment restrictions in confidence to any prospective employer; or (iv) making disclosures in confidence to his spouse, attorneys, tax advisors or accountants.
    Miscellaneous.
      Governing Law. This Release shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law principles thereof or of any other jurisdiction that would cause the substantive laws of any jurisdiction other than the Commonwealth of Pennsylvania to apply.
      Entire Agreement. This Release constitutes the entire agreement between the Parties with respect to the matters expressly addressed in this Release. Except as otherwise provided herein, this Release supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties concerning the specific subject matter hereof, including the Employment Agreement and the Letter Agreement.
      Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted during regular business hours on a business day by telecopy, electronic or digital transmission method (or on the next succeeding business day if transmitted during other than regular business hours on a business day); the next business day if sent by next business day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

      if to NutriSystem, to:

      NutriSystem, Inc.

      Fort Washington Executive Center

      600 Office Center Drive

      Fort Washington, PA 19034

      Attention: General Counsel

      if to Executive: to the most recent address contained in NutriSystem's personnel files, with a copy to:

      Morrison Cohen LLP

      909 Third Avenue, 27th Floor

      New York, NY 10022

      Attn: Robert M. Sedgwick, Esq.

      Any Party may, by notice given in accordance with this section to the other Party, designate another address or Person for receipt of notices hereunder.

      Amendments. This Release may not be amended or modified except in writing signed by both Parties.
      Successors and Assigns. This Release shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, successors, permitted assigns, agents and legal representatives, including successors through merger, name change, consolidation, or sale of NutriSystem's stock or assets.
      Rules of Construction. The Section and other headings contained in this Release are for reference purposes only and shall not control or affect the construction of this Release or the interpretation thereof in any respect. Unless the context otherwise clearly requires, all Section and Article references are to this Release. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Whenever this Release provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. The Parties have participated jointly in the negotiation and drafting of this Release. In the event an ambiguity or question of intent or interpretation arises, this Release shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Release.
      Expenses. Except to the extent expressly set forth in this Release, all costs and expenses incurred in connection with this Release and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
      Counterparts; Facsimile Signatures. This Release may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. Signatures on this Release transmitted by facsimile or by electronic mail in "portable document format" (".pdf") shall be deemed to be original signatures.

As evidenced by their signatures below, Executive and NutriSystem certify that he/it has read the above Release and agrees to its terms.

NutriSystem, Inc.

By:_/s/_David D. Clark_____________ Date:_November 12, 2012_______

Name: David D. Clark

Title: Exec. VP & CFO

Executive

_/s/ Joseph M. Redling________________ Date:_November 10, 2012 _____

Joseph M. Redling